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                          ASSET PURCHASE AGREEMENT





                                  BETWEEN



                             DEXTER CORPORATION



                                    AND



                          AHLSTROM PAPER GROUP OY





                         Dated as of June 20, 2000





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                                 ARTICLE I

                            CERTAIN DEFINITIONS

         1.1      "affiliate"................................................1

         1.2      "APBO".....................................................1

         1.3      "Authorizations"...........................................1

         1.4      "Bill of Sale".............................................1

         1.5      "business day".............................................2

         1.6      "Buyer Savings Plan".......................................2

         1.7      "Closing"..................................................2

         1.8      "Closing Date".............................................2

         1.9      "Code".....................................................2

         1.10     "Consolidated Income Tax Returns"..........................2

         1.11     "Consideration"............................................2

         1.12     "Damages"..................................................2

         1.13     "Department of Justice"....................................2

         1.14     "Dexter Acquisition Proposal"..............................2

         1.15     "Dexter Acquisition Transaction"...........................2

         1.16     "Draft Allocation".........................................3

         1.17     "Effective Time"...........................................3

         1.18     "Environmental Claim"......................................3

         1.19     "Environmental Law"........................................3

         1.20     "Environmental Permits"....................................3

         1.21     "ERISA"....................................................3

         1.22     "ERISA Affiliate"..........................................3

         1.23     "Escrow Amount"............................................3

         1.24     "Excluded Assets"..........................................3

         1.25     "Excluded Liabilities".....................................3

         1.26     "Final Allocation".........................................3

         1.27     "Foreign Acquisition Agreement"............................3

         1.28     "Foreign Nonwovens Subsidiaries"...........................4

         1.29     "FTC"......................................................4

         1.30     "GAAP".....................................................4

         1.31     "Governmental Entity"......................................4

         1.32     "Hazardous Materials"......................................4

         1.33     "Indebtedness".............................................4

         1.34     "Independent Accountants"..................................4

         1.35     "Intercompany Accounts"....................................4

         1.36     "Law"......................................................4

         1.37     "Lien".....................................................4

         1.38     "Material Adverse Effect"..................................4

         1.39     "Net Asset Value"..........................................4

         1.40     "Nonwovens Acquisition Proposal"...........................4

         1.41     "Nonwovens Assets".........................................5

         1.42     "Nonwovens Balance Sheet"..................................5

         1.43     "Nonwovens Bank Accounts"..................................6

         1.44     "Nonwovens Books and Records"..............................6

         1.45     "Nonwovens Business".......................................6

         1.46     "Nonwovens Contracts"......................................6

         1.47     "Nonwovens Employees"......................................6

         1.48     "Nonwovens Financial Statements"...........................6

         1.49     "Nonwovens Intellectual Property"..........................6

         1.50     "Nonwovens Intellectual Property Licenses".................7

         1.51     "Nonwovens Inventory"......................................7

         1.52     "Nonwovens Leases".........................................7

         1.53     "Nonwovens Liabilities"....................................7

         1.54     "Nonwovens Real Properties"................................8

         1.55     "Nonwovens Subject Subsidiaries"...........................8

         1.56     "Nonwovens Subsidiaries"...................................8

         1.57     "Permitted Exceptions".....................................8

         1.58     "person"...................................................8

         1.59     "Plans"....................................................8

         1.60     "Preliminary Closing Date Balance Sheet"...................8

         1.61     "Potential Grow-In Employees"..............................8

         1.62     "Proxy Materials"..........................................8

         1.63     "Purchase Price"...........................................9

         1.64     "Shareholder Approval".....................................9

         1.65     "Specified Dexter Acquisition Proposal"....................9

         1.66     "subsidiary"...............................................9

         1.67     "Target Net Asset Value"...................................9

         1.68     "Tax Indemnified Party"....................................9

         1.69     "Tax Indemnifying Party"...................................9

         1.70     "Tax Third Party Claim"....................................9

         1.71     "Taxes"....................................................9

         1.72     "Transferred Employees"....................................9

         1.73     "Undertaking and Indemnity Agreement"......................9

         1.74     "Vested Eligible Employees"................................9

         1.75     "WARN".....................................................9

         1.76     "WARN Obligations".........................................9

                                 ARTICLE II

                                THE CLOSING

         2.1      Time and Place of Closing.................................10

         2.2      Purchase and Sale of the Nonwovens Assets.................10

         2.3      Consideration for the Assets; Nonassignable
                  Contracts and Leases..                                 ...10

         2.4      Deliveries by the Seller..................................11

         2.5      Delivery by the Buyer.....................................12

         2.6      Post-Closing Adjustment...................................12

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

         3.1      Organization; Qualification...............................14

         3.2      Capital Stock.............................................14

         3.3      Equity Investments........................................15

         3.4      Authority Relative to this Agreement......................15

         3.5      No Violation..............................................15

         3.6      Financial Statements......................................16

         3.7      Absence of Undisclosed Liabilities........................16

         3.8      Absence of Certain Changes or Events......................17

         3.9      Title and Related Matters.................................17

         3.10     Contracts.................................................17

         3.11     Leases....................................................18

         3.12     Intellectual Property.....................................18

         3.13     Legal Proceedings, etc....................................19

         3.14     Employee Benefit Plans; ERISA.............................19

         3.15     Assets Necessary to Business..............................21

         3.16     Governmental Authorizations and Regulations...............21

         3.17     Disclosure................................................21

         3.18     Accounts Receivable.......................................21

         3.19     Taxes.....................................................21

         3.20     Insurance.................................................22

         3.21     Environmental Matters.....................................22

         3.22     Brokers...................................................23

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

         4.1      Organization..............................................23

         4.2      Authority Relative to this Agreement......................23

         4.3      No Violation..............................................24

         4.4      Financing.................................................24

         4.5      Brokers...................................................24

                                 ARTICLE V

                          COVENANTS OF THE PARTIES

         5.1      Conduct of Business of the Seller.........................24

         5.2      Current Information.......................................26

         5.3      Access to Information.....................................26

         5.4      Expenses..................................................27

         5.5      Reasonable Best Efforts...................................27

         5.6      Further Assurances........................................27

         5.7      Disclosure Supplements....................................28

         5.8      Public Announcements......................................28

         5.9      Sales and Transfer Taxes and Fees.........................28

         5.10     Noncompetition............................................28

         5.11     No Solicitation...........................................29

         5.12     Shareholder Approval......................................29

         5.13     Proxy Statement...........................................30

                                 ARTICLE VI

                              SELLER EMPLOYEES

         6.1      Employment................................................31

         6.2      Assumption of Plans.......................................32

                                ARTICLE VII

                             CLOSING CONDITIONS

         7.1      Conditions to Each Party's Obligations to Effect
                  the Transactions Contemplated Hereby......................33

         7.2      Conditions to the Obligations of the Seller to
                  Effect the Transactions Contemplated Hereby...............34

         7.3      Conditions to the Obligations of the Buyer to
                  Effect the Transactions Contemplated Hereby...............34

         7.4      Certificates..............................................35

                                ARTICLE VIII

                            CERTAIN TAX MATTERS

         8.1      Tax Matters...............................................35

         8.2      Indemnity for Taxes.......................................37

         8.3      Other Tax Matters.........................................39

                                 ARTICLE IX

                        TERMINATION AND ABANDONMENT

         9.1      Termination...............................................39

         9.2      Procedure and Effect of Termination.......................40

                                 ARTICLE X

                          MISCELLANEOUS PROVISIONS

         10.1     Delivery of Schedules.....................................41

         10.2     Amendment and Modification................................41

         10.3     Waiver of Compliance; Consents............................41

         10.4     No Third Party Beneficiary Rights.........................41

         10.5     Notices...................................................41

         10.6     Assignment................................................42

         10.7     Designated Subsidiary.....................................43

         10.8     Governing Law.............................................43

         10.9     Counterparts..............................................43

         10.10    Interpretation............................................43

         10.11    Entire Agreement..........................................43

         10.12    Severability..............................................43

                                 ARTICLE XI

                                  SURVIVAL

         11.1     Survival..................................................44

         11.2     Indemnification Provisions for the Benefit of the
                  Buyer.....................................................44

         11.3     Indemnification Provisions for the Benefit of
                  the Seller................................................45

         11.4     Matters Involving Third Parties...........................45

         11.5     Statements as Representations.............................46

         11.6     Limitation on Indemnification.............................46

Exhibit A         Form of Undertaking and Indemnity Agreement..............A-1

Exhibit B         Form of Company Bill of Sale.............................B-1

Exhibit C         Nonwovens Balance Sheet..................................C-1

Exhibit D         Escrow Agreement.........................................D-1

Exhibit E         FIRPTA Certification.....................................E-1

Exhibit F         Opinion of Counsel to Seller.............................F-1

Exhibit G         Opinion of Counsel to Buyer..............................G-1



                          ASSET PURCHASE AGREEMENT



                  ASSET PURCHASE AGREEMENT, dated as of June 20, 2000 (the "Agreement"), between Dexter Corporation, a Connecticut corporation (the "Seller"), and Ahlstrom Paper Group Oy, a Finland corporation (the "Buyer").

                  WHEREAS, the Seller is in the business of manufacturing and marketing of long-fiber, wet-formed and hydroentangled products, primarily for use in the food packaging, medical and hygiene markets through an unincorporated division of Seller and the Nonwovens
Subsidiaries;

                  WHEREAS, the Buyer wishes to acquire from the Seller substantially all of the Nonwovens Assets;

                  WHEREAS, the Seller is willing to transfer the Nonwovens Assets (other than the Nonwovens Assets owned or held by the Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) to the Buyer in exchange for the assumption by the Buyer of the Nonwovens Liabilities and the payment to the Seller by the Buyer of the Purchase Price;

                  WHEREAS, following the execution and delivery of this Agreement, each of the Foreign Nonwovens Subsidiaries (other than any which are Nonwovens Subject Subsidiaries) will enter into one or more Foreign Acquisition Agreements on or prior to the Closing Date with Buyer or one or more of Buyer's wholly-owned subsidiaries collectively providing for the purchase or acquisition, directly or indirectly, of all Nonwovens Assets held by the Foreign Nonwovens Subsidiaries (other than any which are Nonwovens Subject Subsidiaries) and assumption, directly or indirectly, of all Nonwovens Liabilities of the Foreign Nonwovens Subsidiaries (other than any which are Nonwovens Subject Subsidiaries).

                  NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 Article I

                            CERTAIN DEFINITIONS

                  As used in this Agreement each of the following terms shall have the following meaning:

                  1.1 "affiliate" shall have the meaning ascribed thereto in Section 10.10.

                  1.2 "APBO" shall have the meaning ascribed thereto in
Section 6.2(b).

                  1.3 "Authorizations" shall have the meaning ascribed thereto in Section 3.16(a).

                  1.4 "Bill of Sale" shall have the meaning ascribed thereto in Section 2.4(c).

                  1.5 "business day" shall have the meaning ascribed thereto in Section 10.10.

                  1.6 "Buyer Savings Plan" shall have the meaning ascribed thereto in Section 6.2(a).

                  1.7 "Closing" shall mean the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

                  1.8 "Closing Date" shall mean the fifth business day following the later to occur of (i) the expiration or termination of all waiting periods, including any extensions thereof, if any, which are applicable to the transactions contemplated by this Agreement pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (ii) the satisfaction of all of the conditions to each party's obligations hereunder or the waiver thereof by the party entitled to the benefit thereof; or such other date as the parties hereto agree upon in writing.

                  1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.10 "Consolidated Income Tax Returns" shall mean (i) a consolidated United States federal income Tax return within the meaning of
Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code and (ii) any other combined, joint, consolidated or unitary income Tax return, report and form required to be filed with any tax authority, other than any Tax return, report or form that includes only the Nonwovens Subject Subsidiaries.

                  1.11 "Consideration" shall have the meaning ascribed thereto in Section 2.3(a).

                  1.12 "Damages" shall mean all losses, amounts paid in settlement, claims, damages, liabilities, judgments and reasonable out-of-pocket costs (including costs of investigation or enforcement) and expenses (including, reasonable attorneys' fees and expenses).

                  1.13 "Department of Justice" shall have the meaning ascribed thereto in Section 5.5(a).

                  1.14 "Dexter Acquisition Proposal" shall mean a written proposal for the acquisition of Seller as an entirety (whether by way of merger, consolidation, share exchange, tender offer or otherwise) and shall include any tender or exchange offer to Seller's shareholders which proposes to acquire at least a majority of the outstanding shares of the Seller.

                  1.15 "Dexter Acquisition Transaction" shall mean any business combination transaction in which (w) the Seller (or its successor pursuant to a transaction that does not constitute a Dexter Acquisition Transaction) is merged with or into another corporation and all of the outstanding shares of the Seller (or such successor) are purchased or acquired (unless the shareholders of the Seller receive, with respect to their shares, shares of the survivor or its ultimate parent corporation that constitute a majority of the shares thereof then outstanding) or (x) at least a majority of the outstanding shares of the Seller (or such successor) are purchased or acquired in a tender offer or exchange offer or
(y) all or substantially all of the assets of Dexter are sold or disposed of and the outstanding shares of the Seller (or such successor) redeemed or liquidated or substantially all of the assets are otherwise distributed to shareholders, or (z) any similar transaction.

                  1.16 "Draft Allocation" shall have the meaning ascribed thereto in Section 8.1(e).

                  1.17 "Effective Time" shall mean 11:59 p.m. New York City time on the Closing Date at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided that the Closing has actually occurred.

                  1.18 "Environmental Claim" shall have the meaning ascribed thereto in Section 3.21(d).

                  1.19 "Environmental Law" shall have the meaning ascribed thereto in Section 3.21(d).

                  1.20 "Environmental Permits" shall have the meaning ascribed thereto in Section 3.21(a).

                  1.21 "ERISA" shall have the meaning ascribed thereto in
Section 3.14(a).

                  1.22 "ERISA Affiliate" shall have the meaning ascribed thereto in Section 3.14(a).

                  1.23 "Escrow Amount" shall have the meaning ascribed thereto in Section 2.5(a).

                  1.24 "Excluded Assets" shall mean (i) cash and cash equivalents (other than cash and cash equivalents of the Nonwovens Subject Subsidiaries); (ii) all contracts of insurance (except with respect to insurance proceeds regarding the Nonwovens Assets); (iii) all rights to all refunds or credits of Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, except to the extent that any such refunds or credits are taken into account in preparing the Closing Date Balance Sheet; (iv) those contracts, agreements, leases and other assets listed in Schedule 1.24(iv); and (v) all property and assets of the Nonwovens Business that are not used or held for use in connection with, necessary for, or material to the business and operations of the Nonwovens Business except as set forth on Schedule 1.24(v).

                  1.25 "Excluded Liabilities" shall mean all claims, obligations and liabilities of the Seller and its subsidiaries of any kind, known or unknown, which are not Nonwovens Liabilities.

                  1.26 "Final Allocation" shall have the meaning ascribed thereto in Section 8.1(e).

                  1.27 "Foreign Acquisition Agreement" shall mean one or more purchase agreements relating to the transfer of assets by one or more of the Foreign Nonwovens Subsidiaries in form and substance reasonably satisfactory to Buyer and Seller intended to reflect the economic terms hereof and the allocation between the parties of rights, duties and obligations as provided herein including with respect to employee benefits and pension matters.

                  1.28 "Foreign Nonwovens Subsidiaries" shall mean the Nonwovens Subsidiaries listed on Schedule 1.28.

                  1.29 "FTC" shall have the meaning ascribed thereto in
Section 5.5(a).

                  1.30 "GAAP" shall mean United States generally accepted accounting principles.

                  1.31 "Governmental Entity" shall have the meaning ascribed thereto in Section 3.5.

                  1.32 "Hazardous Materials" shall have the meaning ascribed thereto in Section 3.21(d).

                  1.33 "Indebtedness" as to any person shall mean, without duplication, (i) all indebtedness (including principal and accrued interest) of such person for borrowed money or for the deferred purchase price of property or services (including long-term debt and short-term debt), (ii) all drafts drawn under letters of credit issued for the account of such person and (iii) the aggregate amount required to be capitalized under leases under which such person is the lessee.

                  1.34 "Independent Accountants" shall have the meaning ascribed thereto in Section 2.6(a)(iv).

                  1.35 "Intercompany Accounts" shall have the meaning set forth in Section 2.6(f).

                  1.36 "Law" shall have the meaning ascribed thereto in
Section 3.5.

                  1.37 "Lien" shall have the meaning ascribed thereto in
Section 3.3(b).

                  1.38 "Material Adverse Effect" shall mean any state of facts, event, change or effect having a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Nonwovens Business.

                  1.39 "Net Asset Value" shall have the meaning ascribed thereto in Section 2.6(d).

                  1.40 "Nonwovens Acquisition Proposal" shall mean a purchase or other acquisition (including by way of merger, consolidation, stock purchase, asset purchase or share exchange) of a material portion of the Nonwovens Assets outside the ordinary course of Seller's business, or any substantially similar transaction, or any inquiry or indication of interest with respect to any of the foregoing; in each case other than the transactions contemplated by this Agreement.

                  1.41 "Nonwovens Assets" shall mean:

                       (a) all of the property and assets used or held for use in connection with, necessary for, or material to the business and operations of the Nonwovens Business, whether or not reflected in the Nonwovens Balance Sheet, including, without limitation, the Nonwovens Real Properties, the Nonwovens Intellectual Property, the Nonwovens Inventory, plants, machinery (a list of any machinery exceeding $250,000 in book value is set forth on Schedule 1.41(a)), equipment, tools, supplies, spare parts, furniture, fixtures, computer software and hardware, leasehold improvements, motor vehicles, accounts and notes receivable (including intercompany receivables and notes) and prepaid expenses (and including all items which would be included on the Nonwovens Balance Sheet except for the fact that such items are fully depreciated or expensed), plus all items of a nature customarily carried as assets in the accounts of the Nonwovens Business which have been or will be acquired in the ordinary course of the Nonwovens Business consistent with past practice between the date of the Nonwovens Balance Sheet and the Effective Time, less any items which have been or will be disposed of or consumed in the ordinary course of the Nonwovens Business consistent with past practice between the date of the Nonwovens Balance Sheet and the Effective Time;

                       (b) the Nonwovens Bank Accounts;

                       (c) the Nonwovens Books and Records (except as otherwise provided in the Foreign Transfer Agreements to be entered into with respect to the Foreign Nonwovens Subsidiaries);

                       (d) the Nonwovens Contracts;

                       (e) the Nonwovens Leases;

                       (f) all of the outstanding capital stock of the Nonwovens Subject Subsidiaries; and

                       (g) all rights, claims and privileges of the Seller and its subsidiaries (including rights to recovery under all insurance policies of the Seller to the extent they relate to the Nonwovens Assets or the Nonwovens Liabilities which are in effect prior to the Effective Time and which are not being assigned to the Buyer hereunder) and all rights to all refunds or credits of Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, to the extent such refunds or credits are taken into account in preparing the Closing Date Balance Sheet.

Notwithstanding the foregoing, the Nonwovens Assets shall not mean or include the Excluded Assets.

                  1.42 "Nonwovens Balance Sheet" shall have the meaning ascribed thereto in Section 3.6.

                  1.43 "Nonwovens Bank Accounts" shall mean all of the bank accounts of the Seller and its subsidiaries utilized for the Nonwovens Business which are listed on Schedule 1.43.

                  1.44 "Nonwovens Books and Records" shall mean all of the books and records of the Seller and its subsidiaries relating to the operations of the Nonwovens Business, including, without limitation, all books and records relating to the employees, the purchase of materials, supplies and services, financial, accounting, Tax (other than any combined, joint, consolidated or unitary Tax return information) and operations matters, product engineering, research and development, manufacture and sale of products and dealings with customers of the Nonwovens Business. As used herein, books and records shall include all computerized books and records and other computerized storage media and the software used in connection therewith.

                  1.45 "Nonwovens Business" shall mean the unincorporated division of the Seller and the Nonwovens Subsidiaries comprising the nonwovens materials business (including its cogeneration facility) which focuses on the proprietary formulation, manufacture and marketing of long-fiber, wet-formed, and hydroentangled products, primarily for use in the food packaging, medical, and hygiene markets.

                  1.46 "Nonwovens Contracts" shall mean all right, title and interest of Seller or any of its affiliates (except for Nonwovens Subsidiaries other than Nonwovens Subject Subsidiaries) to all contracts, agreements and commitments of the Seller and its subsidiaries relating to, necessary for or material to the Nonwovens Business, including, without limitation, (a) the contracts, agreements and commitments listed in
Schedule 3.10(a) referred to in Section 3.10(a), and (b) all contracts, agreements and commitments of the Seller relating to, necessary for or material to the Nonwovens Business which are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which (1) expire in accordance with their terms prior to the Effective Time or are terminated in the ordinary course of the Nonwovens Business or (2) are listed in Schedule 1.46.

                  1.47 "Nonwovens Employees" shall have the meaning ascribed thereto in Section 6.1(a).

                  1.48 "Nonwovens Financial Statements" shall have the meaning ascribed thereto in Section 3.6.

                  1.49 "Nonwovens Intellectual Property" shall mean all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, inventor's certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks (including the name "Dexter", subject to a perpetual royalty-free license for use in the Specialty Polymers Business and subject to a perpetual, royalty-free non-transferable license to the Dexter Corporation to use the name in connection with its affairs outside the Nonwovens Business), service marks, brand names, certification marks, trade dress, logos, trade names, assumed names, corporate names and other indications of origin, including, without limitation, translations, adaptations, derivations, and combinations thereof; (c) original works of authorship, copyrights and moral rights; (d) trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) computer software, including, without limitation, programs, applications, source and object codes, data bases, data, models, algorithms, tables and documentation related to the foregoing, (f) rights in confidentiality and licensing agreements with regard to any of the foregoing; (g) legal claims and defenses related to any of the foregoing; (h) other similar tangible or intangible intellectual proprietary or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (i) all applications to register, registrations, and renewals or extensions of the foregoing; and (j) the goodwill associated with each of the foregoing, that are used in, relate to, are necessary for or are material to the operation of the Nonwovens Business including, without limitation, (i) all items listed in Schedule 3.12(a) referred to in Section 3.12(a) and (ii) all such items which are acquired or developed for use primarily in the business of the Nonwovens Business between the date of this Agreement and the Effective Time, excluding, however, all such items which expire in the ordinary course of the Nonwovens Business prior to the Effective Time.

                  1.50 "Nonwovens Intellectual Property Licenses" shall have the meaning ascribed thereto in Section 3.12(a).

                  1.51 "Nonwovens Inventory" shall mean all inventories owned by the Seller or its subsidiaries relating to, necessary for or material to the Nonwovens Business or the Nonwovens Assets, wherever located, including all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered part of "inventory" under GAAP, consistently applied.

                  1.52 "Nonwovens Leases" shall mean (a) all leases of the Seller and its subsidiaries (as well as the sub-leases listed on Schedule 1.52) relating to, necessary for, or material to the Nonwovens Business (whether entered into as lessor or lessee) listed in Schedule 3.11 referred to in Section 3.11, and (b) all leases of the Seller and its subsidiaries relating to the Nonwovens Business that are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all leases which will expire in accordance with their terms prior to the Effective Time.

                  1.53 "Nonwovens Liabilities" shall mean:

                       (a) all of the non-interest bearing current liabilities of the Seller and its subsidiaries (including, to the extent reflected on the Closing Date Balance Sheet, (i) income Taxes of the Nonwovens Subject Subsidiaries with respect to any taxable period or portion thereof that ends on or before the Effective Time and (ii) non-income Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, but excluding all other Taxes) which have not been or will not be satisfied or discharged at or prior to the Effective Time;

                       (b) all of the obligations and liabilities to perform under the Nonwovens Leases and the Nonwovens Contracts (except to the extent such Nonwovens Contracts are not transferred to the Buyer);

                       (c) all claims and liabilities arising after the Effective Time out of the Nonwovens Assets; and

                       (d) the obligations and liabilities being assumed by the Buyer pursuant to Article VI.

                  1.54 "Nonwovens Real Properties" shall mean all of the real properties of the Seller and its subsidiaries relating to, necessary for or material to the Nonwovens Business which are listed in Schedule 3.9 referred to in Section 3.9.

                  1.55 "Nonwovens Subject Subsidiaries" shall mean the subsidiaries listed on Schedule 1.55.

                  1.56 "Nonwovens Subsidiaries" shall mean the subsidiaries listed on Schedule 1.56.

                  1.57 "Permitted Exceptions" shall mean (i) those exceptions to title to the Nonwovens Assets listed in Schedule 3.9 referred to in Section 3.9; (ii) Liens that secure debt on the Nonwovens Balance Sheet or which are otherwise reflected in the Nonwovens Balance Sheet with respect to which no default exists; (iii) Liens securing all or a portion of the purchase price of a Nonwovens Asset which arose in connection with the purchase of such Nonwovens Asset after the date of the Nonwovens Balance Sheet and which purchase price remains owing; (iv) statutory Liens for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (v) carriers', warehousemen's, mechanics' and materialmen's and other similar Liens arising in the ordinary course of the Nonwovens Business consistent with past practice for sums not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vi) all exceptions, restrictions, easements, rights of way and encumbrances set forth in the title insurance policies listed in
Schedule 3.20 referred to in Section 3.20; and (vii) other Liens that are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such Lien.

                  1.58 "person" shall have the meaning ascribed thereto in
Section 10.10.

                  1.59 "Plans" shall have the meaning ascribed thereto in
Section 3.14(a).

                  1.60 "Preliminary Closing Date Balance Sheet" shall have the meaning ascribed thereto in Section 2.6(a)(i).

                  1.61 "Potential Grow-In Employees" shall have the meaning ascribed thereto in Section 6.2(b).

                  1.62 "Proxy Materials" shall have the meaning ascribed thereto in Section 5.13(a).

                  1.63 "Purchase Price" shall have the meaning ascribed thereto in Section 2.3(a)(ii).

                  1.64 "Shareholder Approval" shall have the meaning ascribed to it in Section 7.3.

                  1.65 "Specified Dexter Acquisition Proposal" shall mean
(a) any Dexter Acquisition Proposal which is conditioned on (or has the price payable depend upon) Seller's shareholders voting against Shareholder Approval or (b) any other Dexter Acquisition Transaction unless the proposed acquiror agrees to use its best efforts to cause Seller to comply with its obligations under this Agreement and to vote all shares of Seller common stock it acquires and thereby becomes entitled to vote in favor of Shareholder Approval.

                  1.66 "subsidiary" shall have the meaning ascribed thereto in Section 10.10.

                  1.67 "Target Net Asset Value" shall have the meaning ascribed thereto in Section 2.6(d).

                  1.68 "Tax Indemnified Party" shall have the meaning ascribed thereto in Section 8.2(e).

                  1.69 "Tax Indemnifying Party" shall have the meaning ascribed thereto in Section 8.2(e).

                  1.70 "Tax Third Party Claim" shall have the meaning ascribed thereto in Section 8.2(e).

                  1.71 "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any government, which taxes shall include without limitation, all income and withholding taxes, franchise taxes, payroll and employee withholding taxes, gross receipt taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, workers' compensation taxes and other obligations of the same or a similar nature; and "Tax" shall mean any one of the foregoing.

                  1.72 "Transferred Employees" shall have the meaning ascribed thereto in Section 6.1(a).

                  1.73 "Undertaking and Indemnity Agreement" shall have the meaning ascribed thereto in Section 2.3(a).

                  1.74 "Vested Eligible Employees" shall have the meaning ascribed thereto in Section 6.2(b).

                  1.75 "WARN" shall have the meaning ascribed thereto in
Section 6.2(e).

                  1.76 "WARN Obligations" shall have the meaning ascribed thereto in Section 6.2(e).

                                Article II

                                THE CLOSING

                  2.1 Time and Place of Closing. Subject to the terms and conditions of this Article II, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 9:30 A.M. (local time) on the Closing Date or at such other place or time or both as the parties may agree.

                  2.2 Purchase and Sale of the Nonwovens Assets. Subject to the terms and conditions of this Agreement (or, with respect to any condition not satisfied, the waiver thereof by the party for whose benefit the condition exists), the Seller will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, all of its direct or indirect right, title and interest at the Effective Time in and to the Nonwovens Assets (other than the Nonwovens Assets owned or held by the Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer), and the Buyer will purchase, acquire, accept and pay for, as hereinafter provided, the Nonwovens Assets (other than the Nonwovens Assets owned or held by Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) and will assume the Nonwovens Liabilities.

                  2.3 Consideration for the Assets; Nonassignable Contracts and Leases.

                       (a) The aggregate consideration (the
"Consideration") for the Nonwovens Assets (including the Nonwovens Assets owned or held by Nonwovens Subsidiaries) shall consist of (i) the assumption by the Buyer of the Nonwovens Liabilities and the indemnification of the Seller by the Buyer with respect to the Nonwovens Liabilities, in each case pursuant to an Undertaking and Indemnity Agreement substantially in the form of Exhibit A to this Agreement (the "Undertaking and Indemnity Agreement"), and (ii) payment or delivery of the Purchase Price by the Buyer to the Seller. The portion of the Consideration constituting the purchase price (the "Purchase Price") shall be an amount in cash equal to $275,000,000. The Purchase Price shall be subject to the adjustment set forth in Section 2.6.

                       (b) In the case of any Nonwovens Contracts or Nonwovens Leases, or any contracts to which a Nonwovens Subject Subsidiary is a party on the Closing which are not by their terms assignable or which require the consent of a third party in connection with this transaction, the Seller agrees to use reasonable efforts to cause such assignment or to procure such consent. In those cases where consents have not been obtained to the sale, conveyance, assignment or delivery to the Buyers of any Nonwovens Contracts or Nonwovens Leases (collectively, "Non-Conveyed Contracts"), the Seller shall, at the Buyer's request, take all reasonable steps and actions to provide Buyers with the benefit of such Non-Conveyed Contracts (including, but not limited to, (i) enforcing, at the request and expense of the Buyer, any rights of the Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of the Buyer) or (ii) permitting the Buyers to enforce any rights arising with respect thereto) as if such Non-Conveyed Contracts had been sold, conveyed, assigned and delivered to the Buyers). The provisions of this Section 2.3(b) shall not affect the right of the Buyers not to consummate the transactions contemplated by this Agreement if the conditions to their obligations hereunder contained in Sections 7.1(d) and 7.3(f) have not otherwise been fulfilled.

                  2.4 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer (as well as any other deliveries required by Foreign Transfer Agreement):

                       (a) Stock certificates representing all of the shares of capital stock of each of the Nonwovens Subject Subsidiaries, in each case accompanied by stock powers duly executed in blank or duly executed instruments of transfer.

                       (b) Special warranty deeds, in recordable form, with respect to the Nonwovens Real Properties owned by the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries).

                       (c) A duly executed bill of sale substantially in the form of Exhibit B to this Agreement (the "Bill of Sale"), together with such other appropriate instruments of transfer as the Buyer may reasonably request, transferring to the Buyer all of the personal and intangible property owned or held by the Seller as of the Effective Time which is included in the Nonwovens Assets (other than the Nonwovens Assets owned or held by Nonwovens Subject Subsidiaries).

                       (d) Duly executed instruments of assignment
(including any required consents thereto) of the Nonwovens Leases to which the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries) is a party, in recordable form if and to the extent necessary with respect to those relating to real property or interests therein.

                       (e) Duly executed instruments of assignment
(including any required consents thereto) of the Nonwovens Contracts to which the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries) is a party.

                       (f) Duly executed instruments of assignment or transfer of the Nonwovens Intellectual Property owned or held by the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries), in form suitable for recording in the appropriate office or bureau, and the original certificates, if available, of such Nonwovens Intellectual Property together with any powers of attorney necessary to make the conveyance effective.

                       (g) Duly executed instruments of assignment of the Nonwovens Bank Accounts of the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries).

                       (h) Copies of any consents set forth on Schedule 2.4(h) obtained as contemplated by Sections 7.1(d) and 7.3(f).

                       (i) The Undertaking and Indemnity Agreement duly executed by the Seller.

                       (j) The Foreign Acquisition Agreements duly executed by the relevant Foreign Nonwovens Subsidiaries.

                       (k) Such other and further instruments of conveyance, assignment and transfer as the Buyer may reasonably request for the more effective conveyance and transfer of any of the Nonwovens Assets.

                       (l) The certificates contemplated by Sections 7.3 and 7.4.

                  2.5 Delivery by the Buyer. At the Closing, the Buyer shall deliver the following to the Seller:

                       (a) The Purchase Price, less $10,000,000 (the "Escrow Amount"), the net amount of which shall be payable nine months after the Closing Date (subject to the terms set forth in the form of escrow agreement attached as Exhibit D hereto) by (i) the wire transfer of immediately available funds to a bank account designated in writing by the Seller at least two business days prior to the Closing Date in any bank in the continental United States or (ii) such means as are otherwise agreed in writing upon by the Buyer and the Seller.

                       (b) Copies of any consents obtained as contemplated by Sections 5.5(a)(i) and 7.1(d).

                       (c) The Undertaking and Indemnity Agreement duly executed by the Buyer.

                       (d) The Foreign Acquisition Agreements duly executed by the Buyer or one or more of its wholly owned subsidiaries.

                       (e) The certificates contemplated by Sections 7.2 and 7.4.

                  2.6 Post-Closing Adjustment.

                       (a) (i) Within 45 days following the Effective Time, the Seller shall prepare or cause to be prepared and deliver a balance sheet of the Nonwovens Business as of the Closing Date (the " Preliminary Closing Date Balance Sheet") which shall set forth the Net Asset Value of the Nonwovens Business. The Preliminary Closing Date Balance Sheet will present fairly and truly the consolidated financial position of the Nonwovens Business as of the Closing Date and will be in conformity with GAAP applied on a basis consistent with the Nonwovens Balance Sheet, except as otherwise specified in Schedule 2.6(a)(i) or in this Section 2.6(a), including, without limitation, using the same account classifications, useful lives and depreciation/amortization schedules for depreciable/amortizable assets, closing procedures and levels of materiality.

                       (ii) The Preliminary Closing Date Balance Sheet shall be accompanied by a report of PricewaterhouseCoopers LLP, independent public accountants, substantially in the form attached as Schedule 2.6(a)(ii).

                       (iii) Upon receipt of the Preliminary Closing Date Balance Sheet, the Buyer and its certified public accountants shall have the right during the succeeding 15-day period to review, at the Buyer's expense, the Preliminary Closing Date Balance Sheet and to examine and review all records and work papers and other supporting documents used to prepare such Preliminary Closing Date Balance Sheet. The Buyer shall notify the Seller, in writing (including, but not limited to, by fax or e-mail), on or before the last day of the 15-day period, of any objections to the Preliminary Closing Date Balance Sheet, setting forth a reasonably specific description of the Buyer's objections and the dollar amount of each objection. If the Buyer does not deliver such notice within such 15-day period, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted by the Buyer.

                       (iv) If the Buyer objects to the Preliminary Closing Date Balance Sheet, the Seller and the Buyer shall attempt to resolve any such objections applying the principles set forth in Section 2.6(a)(i) within 10 business days of the Seller's receipt of the Buyer's objections. If the Seller and the Buyer are unable to resolve the matter within such 10 business day period, they shall jointly appoint an impartial internationally recognized independent certified public accounting firm (the "Independent Accountants") mutually acceptable to the Buyer and the Seller (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within 2 days of the end of such 10 business day period. The Seller and the Buyer shall provide to the Independent Accountants full cooperation. The Independent Accountants shall be instructed to reach their conclusion regarding the dispute within 10 Business Days. The Preliminary Closing Date Balance Sheet after the acceptance thereof by the Buyer or the resolution of all disputes in connection therewith is referred to herein as the "Closing Date Balance Sheet."

                       (v) All fees payable to the Independent Accountants in connection with the resolution of any objections raised to the Preliminary Closing Date Balance Sheet shall be divided equally between the Buyer and the Seller.

                       (b) If the amount of the Net Asset Value as reflected in the Closing Date Balance Sheet is less than the amount of the Target Net Asset Value, then the Purchase Price shall be reduced by the amount of such deficit. Any adjustments in the Purchase Price pursuant to this Section 2.6(b) shall be paid by the Seller by wire transfer of immediately available funds to an account designated in writing by the Buyer. Any payments required pursuant to this Section 2.6(b) shall be made within 2 business days after the Closing Date Balance Sheet becomes final and binding on the parties.

                       (c) If the amount of the Net Asset Value as reflected in the Closing Date Balance Sheet exceeds the amount of the Target Net Asset Value, then the Purchase Price shall be increased by the amount of such excess. Any adjustments in the Purchase Price pursuant to this Section 2.6(c) shall be paid by the Buyer by wire transfer of immediately available funds to an account designated in writing by the Seller. Any payments required pursuant to this Section 2.6(c) shall be made within 2 business days after the Closing Date Balance Sheet becomes final and binding on the parties.

                       (d) For purposes of this Section 2.6, "Net Asset Value" shall mean the amount set forth for the line item "Net Equity" in the Closing Date Balance Sheet; and "Target Net Asset Value" shall equal $199,715,000 as reflected as "Net Equity" on the Nonwoven Balance Sheet.

                       (e) If the adjustment in the Purchase Price pursuant to Section 2.6(b) or Section 2.6(c) exceeds $100,000, interest shall be paid on the amount of the adjustment from the Closing Date to the date of payment at the rate prescribed by J.P. Morgan & Company Incorporated as its "prime rate" on the Closing Date.

                       (f) All Intercompany Accounts will be fully settled between the Seller and the Buyer within 30 days of the Closing Date. The Seller and the Buyer shall each be responsible for settling such Intercompany Accounts with their respective subsidiaries. For purposes of this Section 2.6, "Intercompany Accounts" shall mean all amounts, regardless of their nature, that are (a) owed by any of the Nonwovens Subsidiaries to the Seller or any other subsidiary of the Seller, other than another of the Nonwovens Subsidiaries, or (b) owed by the Seller or any subsidiary of the Seller, other than one of the Nonwovens Subsidiaries, to any of the Nonwovens Subsidiaries.

                       (g) Unless otherwise required by Law, the parties shall treat any adjustment made pursuant to Section 2.6(b) or Section 2.6(c) as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

                                Article III

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller represents and warrants to the Buyer as follows:

                  3.1 Organization; Qualification.

                       (a) Each of the Seller and the Nonwovens
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                       (b) Each of the Seller and the Nonwovens
Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                       (c) The Seller has heretofore made available to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter, by-law or other organizational documents), as currently in effect, of the Seller and each of the Nonwovens Subsidiaries.

                  3.2 Capital Stock. The authorized, issued and outstanding capital stock of each of the Nonwovens Subject Subsidiaries is set forth in
Schedule 1.55. All the outstanding shares of capital stock of each of the Nonwovens Subject Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of any of the Nonwovens Subject Subsidiaries authorized or as of the date of this Agreement issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Nonwovens Subject Subsidiaries obligating any Nonwovens Subject Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in it or any other Nonwovens Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating any Nonwovens Subject Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of any Nonwovens Subject Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any of the Nonwovens Subject Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  3.3 Equity Investments.

                       (a) Schedule 3.3(a) sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Nonwovens Subject Subsidiaries) in which the Seller has, or pursuant to any agreement has the right to acquire by any means, directly or indirectly, an equity interest or investment and which, in each case, is a Nonwovens Asset; (ii) in the case of each of such person described in the foregoing clause (i), either (x) a listing of the relevant agreement or agreements pursuant to which the Seller has acquired such right or such interest or investment or (y) (A) the jurisdiction of incorporation and (B) the authorized and outstanding capitalization thereof and the percentage of each class of voting capital stock owned, directly or indirectly, by the Seller.

                       (b) Except as set forth in Schedule 3.3(b), the Seller's interest in each of the persons listed on Schedule 3.3(a) which are stated to be owned directly or indirectly by the Seller (except for directors' qualifying shares, if any, which the Seller will cause to be transferred at the Effective Time to nominees of the Buyer), will, after giving effect to the transactions contemplated hereby, be owned by the Buyer, directly or indirectly, in each case; free and clear of all liens, pledges, charges, security interests and other encumbrances (each a "Lien").

                  3.4 Authority Relative to this Agreement. The Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming this Agreement constitutes a legal, valid, binding and enforceable agreement of the Buyer, a legal, valid and binding agreement of the Seller, enforceable against it in accordance with its terms.

                  3.5 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Schedule 3.5 or as may be required under the applicable requirements of the HSR Act or the competition laws or regulations of the European Union or any foreign supranational authority in any jurisdiction in which the Seller or the Buyer (directly or through subsidiaries, in each case) has material assets or conducts material operations, none of the execution, delivery or performance of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby or compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Seller or any of the Nonwovens Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state, municipal or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including federal, state, local or municipal government or their regulatory authorities and agencies, whether U.S. or foreign (a " Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any Nonwovens Asset pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation ("Law") applicable to the Seller, any of the Nonwovens Subsidiaries or any of the Nonwovens Assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not individually or in the aggregate likely to have a Material Adverse Effect.

                  3.6 Financial Statements. The Seller has previously furnished to the Buyer (i) an unaudited consolidated balance sheet and statement of income of the Nonwovens Business for the fiscal year ended December 31, 1999, and (ii) an unaudited consolidated balance sheet and statement of income of the Nonwovens Business as of March 31, 2000, and for the year to date period then ended. The financial statement referred to in
Section 3.6(i) and Section 3.6(ii) are hereinafter referred to herein as the "Nonwovens Financial Statements" and the unaudited consolidated balance sheet of the Nonwovens Business as of March 31, 2000, a copy of which is attached hereto as Exhibit C, is referred to herein as the "Nonwovens Balance Sheet." Except as set forth in Schedule 3.6, the Nonwovens Financial Statements and the Nonwovens Balance Sheet have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each balance sheet included therein presents fairly and truly the financial position of the Nonwovens Business as of the date thereof, and each statement of income included therein presents fairly the results of operations of the Nonwovens Business for the respective periods therein set forth, except that the interim financial statements are subject to normal recurring year-end adjustments and are in a condensed presentation format and do not contain footnotes.

                  3.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.7, the Seller has no liability or obligation (whether absolute, accrued, contingent or otherwise), that is a Nonwovens Liability, and no Nonwovens Subsidiary has any liability or obligation (whether absolute, accrued, contingent or otherwise), in each case of a nature required by GAAP to be reflected or reserved against in a balance sheet or disclosed in the notes thereto, except such liabilities, obligations or contingencies (i) that are adequately accrued or reserved against in the Nonwovens Balance Sheet or reflected in the notes thereto, (ii) which were incurred after the date of the Nonwovens Balance Sheet in the ordinary course of the Nonwovens Business consistent with past practice or (iii) which individually or in the aggregate do not exceed U.S.$200,000.

                  3.8 Absence of Certain Changes or Events. Except as set forth in Schedule 3.8 or as otherwise contemplated by this Agreement, since the date of the Nonwovens Balance Sheet, there has not been: (a) any Material Adverse Effect; or (b) any state of facts, event, change or condition which could reasonably be expected to cause a Material Adverse Effect. For the avoidance of doubt, any state of facts, event, change or condition which could reasonably be expected to materially impair the value of (i) any of the manufacturing plants of the Nonwovens Business or (ii) the cogeneration plant located in Windsor Locks, Connecticut shall constitute a Material Adverse Effect for purposes of this Section 3.8 as of any relevant date.

                  3.9 Title and Related Matters. Except as set forth in
Schedule 3.9 and subject to other Permitted Exceptions: (a) the Seller or a Nonwovens Subsidiary has, and immediately after the Effective Time, the Buyer or a Nonwovens Subject Subsidiary will have, good and valid, legal and beneficial title to, or a valid leasehold or contractual interest in, free and clear of all Liens, all of the Nonwovens Assets (other than the Nonwovens Real Properties); and (b) the Seller or a Nonwovens Subject Subsidiary has, and immediately after the Effective Time, the Buyer or a Nonwovens Subject Subsidiary will have, good and marketable, legal and beneficial title (such as any reputable title insurance company licensed to do business in the jurisdiction in which such Nonwovens Real Property is located will approve and insure subject only to Permitted Exceptions) to all of the Nonwovens Real Properties. Schedule 3.9 contains (x) a complete and correct list of all Nonwovens Real Properties and (y) a complete and correct list of each title insurance policy insuring title to any of the Nonwovens Real Properties.

                  3.10 Contracts.

                       (a) Schedule 3.10(a) sets forth a complete and correct list of each Nonwovens Contract which, as of the date hereof, (i) is a collective bargaining agreement or any agreement that contains any severance pay liabilities or obligations; (ii) is an employment or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization (other than employment agreements that are created as a matter of Law); (iii) is an agreement or contract containing any covenant limiting the freedom of the Seller or any of its subsidiaries to engage in any line of business or compete with any person; (iv) provides for aggregate future payments of more than $250,000; (v) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal fee or charge); (vi) is a sales representative agreement; (vii) is Indebtedness; or (viii) is material to the business, operations or financial condition of the Nonwovens Business taken as a whole; provided that Schedule 3.10(a) does not list any Nonwovens Contract for the purchase or sale of goods or services entered into in the ordinary course of the Nonwovens Business which may be cancelled on 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge).

                       (b) Except as set forth in Schedule 3.10(b), (i) each Nonwovens Contract is in full force and effect, and (ii) there is not, with respect to the Nonwovens Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the Seller or any Nonwovens Subsidiary or to the best knowledge of the Seller any other party thereto, except where the failure to be in full force and effect or where such default or event of default could not reasonably be expected to have a Material Adverse Effect.

                  3.11 Leases. Schedule 3.11 sets forth a complete and correct list of each Nonwovens Lease which (i) relates to real property;
(ii) provides for aggregate future payments of more than $250,000; (iii) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (iv) is material to the business, operations or financial condition of the Nonwovens Business taken as a whole. Except as set forth in Schedule 3.11, there is not, with respect to the Nonwovens Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of the Seller or any Nonwovens Subsidiary or, to the best knowledge of the Seller, any other party thereto, except for such defaults or events of default which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. At the Effective Time, the Nonwovens Leases will be valid, binding and enforceable by the Buyer, one of its subsidiaries designated pursuant to Section 10.6 as the assignee thereof or a Nonwovens Subject Subsidiary in accordance with their respective terms, except for those Nonwovens Leases as to which the failure to be valid, binding and enforceable could not reasonably be expected to have a Material Adverse Effect.

                  3.12 Intellectual Property.

                       (a) Nonwovens Intellectual Property. Schedule 3.12(a) sets forth a complete and accurate list of all registrations and applications to register the patents, trademarks, trade names, service marks, copyrights, copyright registrations, as well as all material, unregistered trademarks, and any software and applications (other than shrink-wrapped software) that are included in the Nonwovens Intellectual Property and a complete and accurate list of all material agreements under which any such Nonwovens Intellectual Property is licensed to Seller, in the case of Nonwovens Intellectual Property not owned by Seller, or by Seller to a third party (collectively, the "Nonwovens Intellectual Property Licenses"), indicating the parties to such agreement.

                       (b) Validity of Nonwovens Intellectual Property. Except as set forth on Schedule 3.12(b), (i) with respect to Nonwovens Intellectual Property, owned by Seller, Seller has good and valid title free and clean of all liens and (ii) with respect to all Nonwovens Intellectual Property held by Seller under license, Seller has the right to use such Nonwovens Intellectual Property, free from any lien.

                       (c) Securing and Protection of Nonwovens
Intellectual Property. Except as set forth on Schedule 3.12(c), to the extent that any material Nonwovens Intellectual Property is required to be registered with any governmental authority, such Nonwovens Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign. Seller has taken such actions and, to Seller's knowledge, no other actions will be required to be taken within the 180-day period commencing at the Closing Date, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case, to the extent related to Nonwovens Business. Seller has a policy to secure, and, with respect to any material Nonwovens Intellectual Property, has secured, from all consultants, contractors and employees who contribute or have contributed to the creation or the development of Nonwovens Intellectual Property valid written assignments by such persons to Seller of the rights to such contribution Seller does not already own by operation of law. Seller has taken reasonable steps to protect and preserve the confidentiality of all of its trade secrets. To Seller's knowledge, there are no unauthorized uses, disclosures or infringements of any part of Nonwovens Intellectual Property, and all use by or disclosure to any Person of trade secrets that comprise any part of Nonwovens Intellectual Property has been pursuant to the terms of a written agreement with such Person, and all use by Seller of trade secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

                       (d) No Infringement. Except as disclosed in Schedule 3.12(d), to the knowledge of the Seller, (i) the activities, products and services of Seller in connection with Nonwovens Business, including, without limitation, Nonwovens Intellectual Property, do not infringe upon or otherwise violate, the intellectual property of any other Person or entity; (ii) as of the date hereof, there are no claims or suits pending, nor has there been notice provided or any claims threatened, alleging that Seller or any of its activities, products or services in connection with Nonwovens Business infringe upon or constitute the unauthorized use of any other Person's or entity's intellectual property, or challenging Seller's ownership of, right to use, or the validity or enforceability or effectiveness of any license relating to any Nonwovens Intellectual Property, (iii) none of Nonwovens Intellectual Property is being infringed or violated or otherwise used or available for use by any other Person (except pursuant to Nonwovens Intellectual Property Licenses), and (iv) the consummation of this Agreement will not result in the loss of any Nonwovens Intellectual Property and, following the consummation of this Agreement, no party will have any rights to Nonwovens Intellectual Property except pursuant to Nonwovens Intellectual Property Licenses.

                  3.13 Legal Proceedings, etc. Except as set forth in
Schedule 3.13 and except for matters involving only monetary recovery in which the damages sought to be imposed do not exceed $50,000 individually or $500,000 in the aggregate, there are no legal, administrative, arbitration or other proceedings or investigations pending or threatened in writing against the Nonwovens Business or the Nonwovens Assets nor are there any governmental legal proceedings pending which challenge the legality of this Agreement or the transactions contemplated hereby.

                  3.14 Employee Benefit Plans; ERISA.

                       (a) Schedule 3.14(a) contains a complete and correct list of each deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (" ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement (other than employment agreements that are created as a matter of Law); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business (other than Plans of the foreign Nonwovens Subsidiaries maintained or required by applicable Law), whether or not incorporated (an " ERISA Affiliate"), that together with the Seller would be deemed a " single employer" within the meaning of section 4001(b) of ERISA, for the benefit of any employee or former employee employed in the Nonwovens Business (the "Plans").

                       (b) No Plan is or has been subject to Title IV or
Section 302 of ERISA or Section 412 of the Code. Neither the Seller nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code.

                       (c) Each Plan has been operated and administered in accordance with its terms and applicable law in all material respects, including but not limited to ERISA and the Code, and each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                       (d) Schedule 3.14(d) sets forth each Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (A) any current or former employee or officer of the Seller or any ERISA Affiliate may become entitled to severance pay or any other payment which is a Nonwovens Liability, except as expressly provided in this Agreement, or (B) any compensation due any such employee or officer from the Nonwovens Business may be increased or the time of payment or vesting may become accelerated.

                       (e) Except as disclosed in Schedule 3.14(e), there are no pending, or to the best knowledge of the Seller, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). With respect to each Plan, all payments due from the Seller or any of its subsidiaries have been timely made and all amounts properly accrued to date or as of the Closing Date as liabilities of the Seller which have not been paid, have been and will be properly recorded on the Closing Date Balance Sheet.

                       (f) Except as set forth in Schedule 3.14(f), Seller has not disseminated in writing or otherwise broadly or generally notified current or former employees of the Nonwovens Business of any intent or commitment (whether or not legally binding) to create or implement any additional plans, funds, programs, agreements or arrangements for the benefit of any current or former employees of the Nonwovens Business or to materially amend, modify or terminate any existing Plan.

                       (g) Except as set forth on Schedule 3.14(g), the Seller is not party to any collective bargaining agreements. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Seller. There is not pending, or, to the best knowledge of Seller, threatened any labor dispute, strike, work stoppage or other concerted labor activity against the Seller involving the employees in the Nonwovens Business. During the three (3) year period preceding the date hereof, there have been no organizing activities conducted by any labor organization or work council or the like with respect to any employee in the Nonwovens Business. Neither the Seller nor any subsidiary has committed any unfair labor practices or violated in any material respect any applicable employment laws, regulations, ordinances, rules, orders or decrees in connection with the operation of the respective businesses of the Seller and there is not pending or, to the best knowledge of the Seller, threatened charge, complaint, investigation or proceeding against the Seller by or before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration or any comparable state or municipal agency by or on behalf of any employee or class of employees or by or before any governmental agency relating to a purported violation of any applicable employment laws, regulations, ordinances, rules, orders or decrees.

                  3.15 Assets Necessary to Business. Except as set forth in
Schedule 3.15 and except for the Excluded Assets, the Nonwovens Assets constitute all the assets and properties used or held for use in connection with, necessary for, or material to the business and operations of the Nonwovens Business as presently conducted.

                  3.16 Governmental Authorizations and Regulations.

                       (a) All governmental and other third party permits (including occupancy permits), licenses, franchises, permits, registrations, approvals and other authorizations or consents held by the Seller and its subsidiaries to operate the business of the Nonwovens Business (herein collectively called "Authorizations") are valid and sufficient to conduct the Nonwovens Business conducted by them in the manner presently being conducted, except where the failure to hold such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

                       (b) Except as set forth in Schedule 3.16(b), the Nonwovens Business is being conducted in material compliance with all applicable Laws of all Governmental Entities relating to the operation, conduct or ownership of the Nonwovens Business (provided that no representation or warranty is made in this Section 3.16(b) with respect to Environmental Laws).

                  3.17 Disclosure. The representations and warranties by the Seller in this Agreement and the statements contained in the schedules, certificates, due diligence materials (including written financial information) and other writings furnished and to be furnished by or on behalf of the Seller to the Buyer pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section
3.17 "material" means material to the Nonwovens Business.

                  3.18 Accounts Receivable. Except as provided in a reserve for doubtful accounts in Nonwovens Financial Statements, the notes and accounts receivable included in the Nonwovens Assets are genuine and collectible and represent the legal, valid and binding obligation of the obligor thereon, enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

                  3.19 Taxes. Except as and to the extent shown in Schedule 3.19, the Seller has or will have timely filed all returns of income Taxes and all material returns of other Taxes required to be filed by it with respect to the Nonwovens Business and the Nonwovens Assets on or prior to the Effective Time, and has timely and fully paid or provided for all Taxes shown to be due on such returns, except such as are being contested in good faith by appropriate proceedings. Except as and to the extent shown in
Schedule 3.19, all deficiencies for Taxes asserted or assessments made as a result of such examinations have been fully paid, settled or fully reflected on the books of the Seller. Except as set forth in Schedule 3.19, neither the United States Internal Revenue Service, nor any other taxing authority or agency, whether domestic or foreign has asserted in writing or, to the best knowledge of the Seller, is threatening to assert any material deficiency or claim for additional Taxes against the Nonwovens Business or the Nonwovens Assets. Except as set forth in Schedule 3.19, the Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax in respect of the Nonwovens Business.

                  3.20 Insurance. Schedule 3.20 contains a complete and correct description of all policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by the Seller and the Nonwovens Subsidiaries covering the Nonwovens Business or the Nonwovens Assets. The coverage provided under such policies of insurance is reasonable in scope and amount in light of the risks attendant to the business and activities of the Nonwovens Business.

                  3.21 Environmental Matters.

                       (a) Each of the Seller and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on the Nonwovens Business as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each of such Environmental Permits is in full force and effect, and each of the Seller and its subsidiaries is in substantial compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                       (b) There are no Environmental Claims with respect to the Nonwovens Business pending, or to the best knowledge of the Seller, threatened, against the Seller or any of its subsidiaries, or, to the best knowledge of the Seller, any person whose liability for any such Environmental Claim the Seller or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Environmental Claims identified on Schedule 3.21(b) or that individually or in the aggregate, would have a Material Adverse Effect.

                       (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the emission, discharge, release or threatened release of any Hazardous Material, that would form the basis of any Environmental Claim relating to the Nonwovens Business against the Seller or any of its subsidiaries, or for which the Seller or any of its subsidiaries is liable and that is included in the Nonwovens Liabilities except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                       (d) As used in this Agreement:

                             (1) "Environmental Claim" means any claim,
action, lawsuit or proceeding by any person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) pursuant to Environmental Law or which arises arising out of, is based on or results from the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Seller or any of its subsidiaries.

                             (2) "Environmental Law" means any law
(including, without limitation, common law, statute, code, order, judgment, decision, rule, ordinance, regulation, standard or requirement) of any Governmental Entity, or any binding agreement with any Governmental Entity, relating to (a) the environment or natural resources, including without limitation, the pollution, contamination, cleanup, preservation, protection, or reclamation thereof; (b) workplace health or safety; (c) any emission, discharge, release or threatened release of Hazardous Materials, or (d) the health, safety or environmental aspects of the presence, handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Materials.

                             (3) "Hazardous Materials" means any pollutant,
chemical, waste, or toxic or hazardous substance, material or agent, including, without limitation, any petroleum or petroleum products, pesticides, radioactive materials or asbestos-containing material.

                  3.22 Brokers. Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, that is or will be payable by the Seller. The Seller is solely responsible for all fees and expenses of Lehman Brothers Inc. payable in connection with the transactions contemplated by this Agreement.

                                Article IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Seller as follows:

                  4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

                  4.2 Authority Relative to this Agreement. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Undertaking and Indemnity Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Undertaking and Indemnity Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms. The Undertaking and Indemnity Agreement will be, upon the due and valid execution and delivery thereof, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

                  4.3 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Schedule 4.3 or as may be required under the applicable requirements of the HSR Act or the competition laws or regulations of the European Union or any foreign supranational authority in any jurisdiction in which the Seller or the Buyer (directly or through subsidiaries, in each case) has material assets or conducts material operations and any applicable "bulk sales" laws, none of the execution, delivery or performance of this Agreement or the Undertaking and Indemnity Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby or compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Buyer or any of its subsidiaries,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Buyer, any of its subsidiaries or any of their properties or assets.

                  4.4 Financing. At or prior to the Closing Date, the Buyer will have sufficient cash resources available to pay the Purchase Price.

                  4.5 Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Buyer is solely responsible for all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation payable in connection with the transactions contemplated in this Agreement.

                                 Article V

                          COVENANTS OF THE PARTIES

                  5.1 Conduct of Business of the Seller. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Seller will, and will cause the Nonwovens Subsidiaries to, (1) conduct the Nonwovens Business only in the ordinary and usual course of business consistent with past practice,
(2) use its reasonable best efforts to preserve intact all rights, privileges, franchises and other authority adequate for the conduct of the Nonwovens Business as currently conducted, (3) keep available the services of the Nonwovens Employees who are directors, managers or vice presidents, and (4) use its best efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Nonwovens Business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Effective Time without the prior written consent of the Buyer which will not be unreasonably withheld or delayed the Seller will not permit either the Nonwovens Business or any Nonwovens Subsidiary to:

                       (a) (i) create, incur or assume any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course consistent with past practice of the Nonwovens Business under existing lines of credit, create, incur or assume any short-term debt if, in either such case, such long-term debt or short-term debt, would constitute a Nonwovens Liability; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person if such assumption, guarantee, endorsement or other liability would constitute a Nonwovens Liability; provided that the Nonwovens Subsidiaries may endorse negotiable instruments in the ordinary course of the Nonwovens Business consistent with past practice;

                       (b) (i) increase in any manner the compensation of any of the Nonwovens Employees, except such increases as are granted in the ordinary course of the Nonwovens Business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases); (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Plan; or (iii) commit itself to any additional Plans or, except as otherwise expressly required or permitted by Article VI, to amend or terminate any of such Plans or any of such agreements in existence on the date hereof;

                       (c) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers Nonwovens Assets or insures risks, contingencies or liabilities which could result in a Nonwovens Liability, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed are in full force and effect (it being understood that there shall be no obligation to extend such insurance policies after the Effective Time);

                       (d) except in the ordinary course of the Nonwovens Business consistent with past practice, (i) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any Nonwovens Assets which have a sales price in excess of $50,000, individually or in the aggregate, or (ii) mortgage, pledge or otherwise encumber any Nonwovens Assets except for such mortgages or encumbrances which constitute Permitted Exceptions;

                       (e) sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of any of the Nonwovens Intellectual Property;

                       (f) enter into any agreements, commitments or contracts relating to the Nonwovens Business, except agreements, commitments or contracts made in the ordinary course of the Nonwovens Business consistent with past practice;

                       (g) voluntarily consent to the termination of, or terminate by its own actions, any Nonwovens Contract or Nonwovens Lease by any other party thereto, or voluntarily withdraw any application for any Nonwovens Intellectual Property;

                       (h) make any capital expenditures of $400,000 or more other than as contemplated by the Dexter Nonwovens Capital Plan, a copy of which is attached as Schedule 5.1(h), individually or in the aggregate, without the prior written consent of the Buyer;

                       (i) amend its charter documents in a manner that adversely affects the transactions contemplated hereby;

                       (j) change the accounting principles used in connection with the Nonwovens Business unless required by GAAP; and

                       (k) enter into any agreement, contract, commitment, understanding undertaking or arrangement to do any of the foregoing.

                  Notwithstanding the provisions of the Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Seller or any Nonwovens Subsidiary from (i) paying or making regular or special dividends or other distributions consisting of cash, marketable securities or property that is not a Nonwovens Asset or any combination thereof; (ii) making, accepting or settling intercompany loans or advances or (iii) engaging in any other transaction incident to the normal cash management procedures of the Seller and its subsidiaries, including short-term investments in time-deposits, certificates or deposit and banker's acceptances made in the ordinary course of the Nonwovens Business.

                  5.2 Current Information

                       (a) Between the date of this Agreement and the Effective Time the Seller will cause one or more of its designated representatives to consult as requested by the Buyer on a regular basis with one or more designated representatives of the Buyer and to discuss the general status of ongoing operations of the Nonwovens Business.

                       (b) The Seller will promptly notify the Buyer of any actual or potential Material Adverse Effect or any significant change in the normal course of business or in the operations of the Nonwovens Business and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, in each case involving the Nonwovens Business, and will keep the Buyer informed of such events and permit the Buyer's representatives access to all materials prepared in connection therewith.

                  5.3 Access to Information.

                       (a) Between the date of this Agreement and the Effective Time the Seller will (i) give the Buyer and its authorized representatives access at reasonable times and upon reasonable notice to all plants, offices, warehouses and other facilities and properties used in the Nonwovens Business and to the Nonwovens Books and Records, (ii) permit the Buyer to make such inspection thereof as the Buyer may reasonably request, and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the Nonwovens Business as the Buyer may from time to time reasonably request.

                       (b) Between the date of this Agreement and the Effective Time the Buyer will hold and will cause its officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, dated March 16, 2000, between the Buyer and the Seller, all documents and information furnished to the Buyer by or on behalf of the Seller in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

                       (c) No investigation pursuant to this Section 5.3 shall affect any representations and warranties of the parties herein or the conditions to the obligations of the parties hereto.

                  5.4 Expenses. Except as otherwise provided by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

                  5.5 Reasonable Best Efforts.

                       (a) Subject to the terms and conditions of this Agreement and applicable Law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties as to (i) and (ii) below, and Seller as to (iii) shall, and shall cause their respective subsidiaries, and use reasonable best efforts to cause their (and their respective subsidiaries') directors, officers, employees, agents, attorneys, accountants and representatives, to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity (including promptly filing with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement) or other person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such party, its subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing including (i) herein; and (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby.

                       (b) The Seller and the Buyer shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either of them or by any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

                  5.6 Further Assurances. From time to time, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby and to vest in the Buyer or a Nonwovens Subsidiary title to the Nonwovens Assets (including, without limitation, assistance in the reduction to possession of any thereof). From time to time, without further consideration, the Buyer will, at its own expense, execute and deliver such documents as the Seller may reasonably request in order more effectively to consummate the transactions contemplated hereby and to perfect the assumption by the Buyer of the Nonwovens Liabilities.

                  5.7 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Seller will promptly supplement or amend the schedules referred to in Article III with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Seller that has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, the Buyer will promptly supplement or amend the schedules referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information so previously disclosed or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 7.3(a) and 7.2(a), respectively, the schedules delivered by the Seller and the schedules delivered by the Buyer shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

                  5.8 Public Announcements. The Buyer and the Seller agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the other party's prior written consent, except for such press releases or public statements as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed, in which case the other party shall nonetheless be consulted prior to the issuance of any such press release or public statement.

                  5.9 Sales and Transfer Taxes and Fees. The parties agree that all sales and transfer Taxes and related fees (including all real estate, patent and trademark transfer Taxes and recording fees, if any) incurred in connection with (i) this Agreement and the transactions contemplated hereby (other than the sale of any of the Nonwovens Assets by Dexter Specialty Materials Limited) will be borne one-half by the Seller and one-half by the Buyer and (ii) the sale of any of the Nonwovens Assets by Dexter Specialty Materials Limited will be borne solely by the Buyer. The parties also agree that the Buyer will file all necessary Tax returns and other documentation with respect to all such sales, transfer and recording Taxes and fees (including, without limitation, reseller or other certificates of the Buyer reasonably requested by the Seller), and, if required by applicable Law, the Seller will join in the execution of any such Tax returns or other documentation.

                  5.10 Noncompetition. (a) The Seller agrees that for a period of five years from the Closing Date, it will not, and will cause its affiliates not to, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control of, or be connected in any manner with any person that competes with the Nonwovens Business anywhere in the world.

                       (b) The Seller agrees, covenants and acknowledges that from and after the Closing Date, it will not disclose, give, sell, use or otherwise divulge any confidential information relating to the Nonwovens Business.

                       (c) Other than pursuant to a general advertisement not targeted or directed at employees hired by the Buyer or its affiliates pursuant to this Agreement, neither Seller nor any of its affiliates shall for a period of two (2) years from the Closing Date solicit the employment of, or induce any person to engage in such solicitation, of any employees hired by the Buyer or its affiliates pursuant to this Agreement.

                       (d) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.10 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

                       (e) The Seller recognizes and acknowledges that the performance of the obligations under this Section 5.10 are special, unique and extraordinary in character, and that in the event of a breach by the Seller or its affiliates or their respective employees, officers, directors or advisors of the terms and conditions of this Section 5.10, the Buyer shall be entitled to enforce the specific performance thereof by the Seller or its affiliates or to enjoin the Seller or its affiliates or their respective employees, officers, directors or advisors from violating the provisions of this Section 5.10.

                  5.11 No Solicitation.

                       (a) The Seller shall not, and shall cause its subsidiaries and the officers, directors, agents and advisors of the Seller and its subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Nonwovens Acquisition Proposal. The Seller shall notify the Buyer promptly, but in any event within 24 hours, of any such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Buyer with respect to any Nonwovens Acquisition Proposal.

                       (b) Neither the Seller's Board nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Nonwovens Acquisition Proposal (other than this Agreement as the same may be amended from time to time), (ii) cause the Seller or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Nonwovens Acquisition Proposal (other than this Agreement as the same may be amended from time to time), or withdraw or modify, in a manner adverse to the Buyer, or fail to make, the recommendation to Seller's shareholders that they vote in favor of Shareholder Approval.

                  5.12 Shareholder Approval. Specifically at the request of the Buyer and for the avoidance of doubt and uncertainty on the Buyer's part concerning threatened claims against the Seller and its Board of Directors arising out of a transaction such as that contemplated by this Agreement, Seller shall take all action necessary or appropriate to duly convene a meeting of Seller's shareholders (or to amend the agenda for Seller's previous noticed Annual Meeting of Shareholders) in order to seek and to obtain the Shareholder Approval as promptly as practicable. The Board of Directors shall at all times recommend such approval and shall take all reasonable action necessary or appropriate to solicit such approval.

                  5.13 Proxy Statement.

                       (a) The Seller shall promptly prepare and file with the SEC in preliminary form the proxy information and other proxy solicitation materials of the Seller (the "Proxy Materials") in connection with the solicitation of proxies necessary to obtain the Shareholder Approval. The Seller will endeavor to promptly respond to any comments of the SEC staff and to file, and mail to shareholders, the Proxy Materials as soon as reasonably practicable after all such comments are resolved. The Buyer shall cooperate with the Seller in the preparation of the Proxy Materials. Prior to filing the preliminary Proxy Materials, any response to the SEC staff comments, the final Proxy Materials, and any amendment or supplement, the Seller shall give the Buyer reasonable opportunity to comment on the proposed filing.

                       (b) The Seller represents, warrants and agrees that the Proxy Statement, as it may be amended or supplemented, will not, at the date of mailing to shareholders of the Proxy Statement or any amendment or supplement, and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If, at any time prior to the Shareholder Meeting, the Seller becomes aware of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit any material fact necessary to make the statements contained therein not false and misleading, it shall promptly so inform the Buyer and take the necessary steps to amend or supplement the Proxy Statement. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by or on behalf of the Buyer expressly for inclusion in the Proxy Statement. The Seller represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                       (c) The Buyer represents, warrants and agrees that none of the information supplied by it or on its behalf expressly for inclusion in the Proxy Statement will, at the date of mailing of the Proxy Statement or any amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. If the Buyer shall become aware, prior to the Shareholder Meeting, that any information so furnished by it would cause any of the statements with respect to Buyer in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements not false or misleading, it will promptly so advise the Seller.

                                Article VI

                              SELLER EMPLOYEES

                  6.1 Employment.

                       (a) Effective as of the Effective Time, each employee of the Seller employed in the Nonwovens Business immediately prior to the Effective Time (the "Nonwovens Employees") shall cease to be an employee of the Seller and the Buyer shall offer or cause to be offered employment, on an at-will basis, to all Nonwovens Employees. Effective as of the Effective Time and until December 31, 2001 and subject to Section 6.2(b), the Buyer shall cause the Nonwovens Employees, as a group, who accept and commence employment with the Buyer or a subsidiary of the Buyer as of the Effective Time (the "Transferred Employees") to be provided with employee benefit arrangements that shall, in the aggregate, be no less favorable than as provided by the Seller to such Transferred Employees, as a group, immediately prior to the Effective Time, provided that Buyer shall in no event be required to continue or offer benefits comparable to Seller's post-retirement welfare benefits referred to in Section 6.2(b).

                       (b) The Buyer shall cause the Transferred Employees to be given full credit for all service with the Seller or any subsidiary of the Seller prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any employee benefit plans or arrangements of the Buyer or any subsidiary of the Buyer in which such Transferred Employees participate from and after the Effective Time, to the same extent such service was recognized by the Seller or any subsidiary of the Seller under a corresponding Plan of Seller immediately prior to the Effective Time. Neither the Buyer nor any subsidiary of the Buyer shall require any Transferred Employee to undergo a physical examination or provide other proof of insurability as a condition to initial eligibility to participate in the medical and life insurance plans of Buyer, in connection with the transfer of employment. The Buyer shall, or shall cause a subsidiary of the Buyer to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under the medical and life insurance plans in which such employees may be eligible to participate after the Effective Time in connection with the transfer of employment to Buyer, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan of the Seller or any subsidiary of the Seller in which Transferred Employees participate immediately prior to the Effective Time, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Effective Time.

                       (c) Subject to Section 6.2, the Seller shall remain responsible for, and shall indemnify and hold harmless the Buyer against, any and all claims, losses, damages, costs and expenses and other liabilities (other than those constituting Nonwovens Liabilities) relating to or arising out of any of its employee benefit plans, programs, agreements or arrangements or obligations thereunder accrued and related to circumstances existing prior to the Effective Time. Subject to Section 6.2, Buyer shall be responsible for, and shall indemnify and hold harmless the Seller against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any of the Buyer's employee benefit arrangements or obligations thereunder accrued after the Effective Time.

                  6.2 Assumption of Plans.

                       (a) Effective as of the Effective Time, the Buyer shall establish or designate a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the "Buyer Savings Plan"). As soon as practicable following the receipt by Seller of a favorable determination letter from the Internal Revenue Service (the "IRS") regarding the qualified status of the Buyer Savings Plan and the receipt by Buyer of a favorable determination letter from the IRS regarding the qualified status of the ESPRIT Plan, the Seller shall direct the trustee of the ESPRIT Plan to transfer, to the trustee of the Buyer Savings Plan, as of the Effective Time, in a lump sum, the cash value of the account balances under the ESPRIT Plan in respect of Transferred Employees. Upon such transfer, the Buyer Savings Plan shall assume liability to pay benefits in the amounts so transferred, as such amounts may be increased or decreased thereafter, in accordance with and subject to the provisions of the Buyer Savings Plan. Prior to the date of the transfer of the cash value of account balances as contemplated by this Section 6.2(a), the Seller shall contribute to the trustee of the ESPRIT Plan an amount equal to 10% of the aggregate Compensation (as defined in the ESPRIT Plan and prorated for such portion of the ESPRIT Plan year preceding the Effective Time) of each Transferred Employee who is a participant in the ESPRIT Plan as of immediately prior to the Effective Time. Pending such transfer, the Transferred Employees shall have all of the same rights, features and options with respect to their account balances in the ESPRIT Plan as active employees under such plan(s) except for the right to additional contributions. The parties shall cooperate in the filing of the documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of all required Forms 5310-A in connection therewith. Subject to confirmation that this form is required to be filed.

                       (b) The Seller shall retain and be responsible for, and the Seller shall indemnify and hold harmless Buyer against, any and all claims, losses, damages, costs and expenses with respect to post-retirement welfare benefits to which any Transferred Employee or any former employee of the Nonwovens Business is currently entitled or may become entitled after the Effective Time under the Seller's post-retirement welfare benefit program. The Buyer shall provide such information as the Seller or its designee may reasonably request, from time to time, in connection with the administration of the Seller's post-retirement welfare benefit program.

                       (c) The Buyer shall assume all liabilities and obligations of the Seller with respect to the Nonwovens Employees arising under (i) the Dexter Corporation Special Severance Plan (as such plan has been modified by employee communications described in Schedule 6.2(c)(i)), except for the liabilities arising under Sections 2(e) and 2(f) of such plan, (ii) the pay-to-stay arrangements described in Schedule 6.2(c)(ii) and (iii) the severance agreements (described in Schedule 6.2(c)(iii)) to provide continuation of "Employee Benefits" that are welfare benefits as described in Section 4(a)(ii) of the severance agreements.

                       (d) The Seller shall be fully responsible for any benefits in the nature of severance pay due to any Nonwovens Employee who does not accept an offer of employment described in section 6.1(a) hereof. The severance benefits provided by the Buyer to any Transferred Employee whose employment with the Buyer is involuntarily terminated (other than for cause) by the Buyer or a Buyer subsidiary within twelve months following the Effective Time shall not be less favorable than the severance benefits that a Nonwovens Employee would have been entitled to had his or her employment been terminated by the Seller or a Nonwovens Subsidiary (as the case may be) immediately prior to the Effective Time. The preceding sentence shall not apply to any Nonwovens Employee who immediately prior to the Effective Time, is (i) a party to a severance agreement described in
Section 6.2(c) or (ii) a participant in the Dexter Corporation Special Severance Plan.

                       (e) To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act ("WARN"), 29 U.S.C.
Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (hereinafter referred to collectively as "WARN Obligations") as a consequence of the transactions contemplated by this Agreement, the Seller shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the Effective Time, and the Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring after the Effective Time.

                                Article VII

                             CLOSING CONDITIONS

                  7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                       (a) To the extent required by applicable law, each of the Seller and the Buyer and any other person (as defined in the HSR
Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

                       (b) To the extent required by applicable law, each of the Seller and the Buyer and any other person required in connection with the transactions contemplated hereby to file all necessary filings with any Governmental Entity outside the U.S. and such Governmental Entities outside the U.S. shall have approved or cleared such filing and all such approvals or clearances shall have been received.

                       (c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the acquisition of the Nonwovens Business by the Buyer or any of its affiliates illegal.

                       (d) The Seller and the Buyer, respectively, shall have timely made all filings and obtained all permits, authorizations, consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that the failure to obtain any such permits, authorizations, consents or approvals would not have a Material Adverse Effect.

                  7.2 Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby. The obligations of the Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller:

                       (a) All of the representations or warranties of the Buyer set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and all of the representations and warranties of the Buyer set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and of the date hereof and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                       (b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                       (c) The Buyer shall have furnished a certificate of an executive officer of the Buyer to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

                       (d) The Seller shall have received one or more opinions, addressed to it and dated the Closing Date, from counsel to the Buyer, reasonably satisfactory to the Seller, covering the matters set forth on Exhibit G hereto.

                  7.3 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Buyer:

                       (a) All of the representations or warranties of the Seller set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and all of the representations and warranties of the Seller set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date hereof and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                       (b) The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                       (c) The Seller shall have furnished a certificate of an executive officer of the Seller to evidence compliance with the conditions set forth in Sections 7.3(a) and (b) of this Agreement.

                       (d) The sale of the Nonwovens Assets in accordance with this Agreement, shall have been approved by at least two-thirds of the voting power of all outstanding shares of common stock of the Seller ("Shareholder Approval").

                       (e) The Buyer shall have received one or more opinions, addressed to it and dated the Closing Date, from counsel to the Seller, reasonably satisfactory to the Seller, covering the matters set forth on Exhibit F hereto.

                       (f) Each of the Nonwovens Contracts and Leases listed in Schedule 7.3(f) attached hereto or entered into by the Seller or any Nonwovens Subject Subsidiary after the date of this Agreement shall have been duly assigned or otherwise transferred to the applicable Buyer as required hereunder.

                       (g) The Seller shall have delivered to the Buyer a FIRPTA Certificate substantially in the form of Exhibit E hereto.

                  7.4 Certificates. Each of the parties hereto will furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

                               Article VIII

                            CERTAIN TAX MATTERS

                  8.1 Tax Matters.

                       (a) The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all income Tax returns, reports and forms (other than any Consolidated Income Tax Returns) for the Nonwovens Subject Subsidiaries that are required to be filed after the date of the Effective Time ("Buyer Returns"), and will pay (or cause to be paid) all income Taxes due with respect to such Buyer Returns. The Buyer shall make available to the Seller any Buyer Returns and related workpapers with respect to any taxable period that ends on or before, or includes, the date of the Effective Time for Seller's review and comment at least twenty (20) business days prior to the respective due dates of such Buyer Returns. Such Buyer Returns shall be subject to Seller's approval, such approval not to be unreasonably withheld, before the applicable Buyer Return is filed with the appropriate authority. The Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities (i) all Consolidated Income Tax Returns of the Seller and its Affiliates with respect to the Nonwovens Business and the Nonwovens Assets, and (ii) all other income Tax returns, reports and forms for the Nonwovens Subsidiaries other than the Nonwovens Subject Subsidiaries and (iii) all other income Tax returns, reports and forms with respect to the Nonwovens Business and the Nonwovens Assets that are required to be filed on or before the date of the Effective Time, and will pay (or cause to be paid) all income Taxes due with respect to such returns, reports and forms.

                       (b) The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all non-income Tax returns, reports and forms that are required to be filed after the date of the Effective Time (subject to any applicable extensions) with respect to the Nonwovens Business and the Nonwovens Assets when such returns, reports and forms are due and will pay (or cause to be paid) all non-income Taxes due with respect to such returns, reports and forms.

                       (c) The Seller and the Buyer shall reasonably cooperate in preparing and filing all Tax returns, reports and forms required to be filed with respect to Taxes levied or imposed upon, or in connection with, the Nonwovens Business or the Nonwovens Assets, and in resolving all disputes and audits with respect thereto, including by maintaining and making available to each other all records (other than the Nonwovens Books and Records, which shall be governed by Section 8.1(d) hereof) reasonably necessary in connection therewith. The Buyer shall prepare (or cause such preparation) within 90 days of the Effective Time, usual and customary Nonwovens Subject Subsidiaries' consolidated and controlled foreign corporation Tax return reporting packages with respect to the taxable period beginning January 1, 2000 and ending as of the Effective Time.

                       (d) For a period of six years after the Closing Date, the Seller and its representatives shall have reasonable access to the Nonwovens Books and Records transferred to the Buyer hereunder (including, without limitation, the right to make extracts thereof) to the extent that the Nonwovens Books and Records relate to Taxes and to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Nonwovens Business and the Nonwovens Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any reasonable out-of-pocket costs or expenses incurred by it pursuant to this Section 8.1(d). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such books and records as the Seller may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to Taxes pertaining to the Nonwovens Business and the Nonwovens Assets, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

                       (e) Not later than 15 days prior to the Effective Time, the Buyer shall prepare (or cause to be prepared) and submit to the Seller for the Seller's review and approval, which shall not be unreasonably withheld, a draft allocation of the Purchase Price and the Nonwovens Liabilities among the Nonwovens Assets, including the capital stock of the Nonwovens Subsidiaries, to be purchased hereunder, which allocation shall be reflected in Schedule 8.1(e) (the "Draft Allocation"). The Draft Allocation shall be revised and finalized by the parties in conjunction with the post-closing adjustment pursuant to Section 2.6 (the "Final Allocation"). The Draft Allocation and the Final Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations as well as under any analogous provisions of foreign Law. Each of the Seller and the Buyer shall (i) be bound by the Final Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax returns on a basis consistent with the Final Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Final Allocation on any applicable Tax return, in any proceeding before any taxing authority or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                       (f) The Buyer shall not (i) make an election to treat any of the Nonwovens Subject Subsidiaries as a disregarded entity (or as a partnership) for federal, state or local income Tax purposes for any period in which the Seller wholly owns, directly or indirectly, the Nonwovens Subsidiaries, (ii) make any dividend or other distributions to shareholders from any of the Nonwovens Subsidiaries at any time on or after the Effective Time until January 1, 2001, or (iii) make an election under
Section 338(g) of the Code and the Treasury regulations promulgated thereunder with respect to the acquisition of any of the Nonwovens Subject Subsidiaries without the prior written consent of the Seller.

                       (g) The Seller and the Buyer agree that the Buyer has purchased substantially all the property used in the Nonwovens Business in the United States, and in connection therewith, the Buyer shall employ individuals who immediately before the Effective Time were employed in such trade or business by the Seller. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, the Buyer shall furnish a United States Internal Revenue Service Form W-2 to each employee employed by the Buyer who had been employed by the Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and the Seller shall be relieved of the responsibility to do so.

                  8.2 Indemnity for Taxes.

                       (a) The Seller hereby agrees to indemnify the Buyer and the Nonwovens Business against and hold them harmless, on an after-Tax basis, from all liability for (i) income Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof ending on or before the Effective Time, (ii) income Taxes levied or imposed upon, or in connection with, any business of the Seller other than the Nonwovens Business, and
(iii) income Taxes incurred as a result of any other transaction undertaken by the Seller, including without limitation the liquidation and dissolution of the Seller; provided, however, that the Seller shall not indemnify the Buyer for any such Taxes included in the Nonwovens Liabilities and taken into account in preparing the Closing Date Balance Sheet.

                       (b) (i) The Seller agrees to indemnify the Buyer and the Nonwovens Business against and hold them harmless, on an after-Tax basis, from all income Taxes, expenses or other losses arising out of the failure of the Seller to perform any of the agreements it is required to perform under Section 8.1 and (ii) the Buyer agrees to indemnify the Seller and hold it harmless, on an after-Tax basis, from all Taxes, expenses or other losses arising out of the failure by the Buyer to perform any of the agreements it is required to perform under Section 8.1.

                       (c) The Buyer and the Seller agree to treat any payment under this Section 8.2 as an adjustment to the Purchase Price.

                       (d) The respective indemnification obligations of the Seller and the Buyer pursuant to this Section 8.2 shall terminate ninety (90) days following the expiration of the period of limitations applicable to the related Tax.

                       (e) A party seeking indemnification provided for under this Section 8.2 (a "Tax Indemnified Party") in respect of Taxes, arising out of or involving a claim or demand made by any persons, firm, governmental authority or corporation against such party (a "Tax Third Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third Party Claim as promptly as possible but in no event later than 30 days after receipt by the Tax Indemnified Party of written notice of the Tax Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than 30 days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third Party Claim.

                  If a Tax Third Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party will be entitled to participate in the defense thereof and to assume the defense thereof with counsel or other tax advisors selected by the Tax Indemnifying Party and satisfactory to the Tax Indemnified Party provided, however, that the Tax Indemnifying Party shall not be entitled to assume the defense of any such contest unless the Tax Indemnifying Party at its option has either provided bond or other security for its obligations under this Section 8.2 satisfactory to the Tax Indemnified Party or paid the Tax Third Party Claim. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party will not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof. If the Tax Indemnifying Party assumes such defense, the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other tax advisors at its own expense separate from the counsel or other tax advisors employed by the Tax Indemnifying Party. The Tax Indemnifying Party shall be liable for all reasonable fees and expenses of counsel or other tax advisors employed by the Tax Indemnified Party for any period subsequent to the date the Tax Indemnified Party notifies the Tax Indemnifying Party pursuant to this Section 8.2(e) and during which the Tax Indemnifying Party has not assumed the defense thereof. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third Party Claim, the Tax Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Third Party Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

                       (f) Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, if a Material Adverse Effect on the liability for Taxes of the Buyer with respect to or arising from the Nonwovens Business or Nonwovens Assets will result therefrom, neither the Seller nor any of its affiliates shall make or change any election, change an accounting period, adopt or change any accounting method, file any amended Tax return or report, enter into any closing agreement, settle any Tax claim or assessment relating to the Nonwovens Business or the Nonwovens Assets, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to any of the Nonwovens Business or the Nonwovens Assets.

                       (g) If a Tax Indemnified Party receives a refund or credit with respect to Taxes for which it would have been indemnified under this Section 8.2, the Tax Indemnified Party shall pay over such refund or credit to the Tax Indemnifying Party; provided, however, that the amount of such refund or credit which the Tax Indemnified Party is required to pay over to the Tax Indemnifying Party shall be computed on an after-Tax basis.

                  8.3 Other Tax Matters.

                       (a) The Seller hereby agrees to provide to the Buyer a certificate that, as of the Closing Date, the Seller is not a foreign person within the meaning of section 1445 of the Code and the Treasury regulations thereunder, such certificate to be substantially in the form attached as Exhibit E hereto. If such certificate or a statement is not delivered to the Buyer, the Buyer shall be entitled to withhold 10% of the Purchase Price as required by section 1445 of the Code.

                       (b) For Tax purposes, the Seller and the Buyer hereby agree to treat the transactions contemplated by this Agreement as
(i) a sale of the Nonwovens Assets (other than the Nonwovens Assets owned or held by the Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) and
(ii) a sale of all of the stock of the Nonwovens Subject Subsidiaries, and not to take any position for Tax purposes that is inconsistent with such treatment, unless required by law.

                                Article IX

                        TERMINATION AND ABANDONMENT

                  9.1 Termination. Subject to the parties' obligations as provided in Section 5.5, this Agreement may be terminated at any time prior to the Effective Time:

                       (a) by mutual consent of the Seller and the Buyer;

                       (b) by the Seller or the Buyer (i) at any time after October 31, 2000 if the conditions set forth in Article VII shall not have been satisfied or waived; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby; or (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.5;

                       (c) by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer;

                       (d) by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller; or

                       (e) by either the Buyer or the Seller if the Seller has held the meeting of shareholders at which the Shareholder Approval is requested and the Shareholder Approval shall not have been obtained.

                  9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

                       (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                       (b) each party hereto will use its best efforts to prevent disclosure to third persons of all information received by either party with respect to the business of the other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity) except (i) as may be required by Law; and (ii) as is permitted by this Agreement;

                       (c) neither party hereto shall have any liability or further obligation to the other party to this Agreement pursuant to this Agreement except as stated in this Section 9.2 and in Sections 5.3(b) and 5.4, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement;

                       (d) upon any termination of this Agreement other than pursuant to Section 9.1(d) and upon request by the Buyer, the Seller shall promptly reimburse the Buyer for its out-of-pocket cash expenses (including, without limitation, fees and expenses of accountants, counsel, investment bankers and consultants and all travel-related expenses) incurred in connection with this Agreement and the transactions contemplated hereby (whether incurred prior to or subsequent to the execution of this Agreement); provided that the Seller shall in no event be responsible for more than $2 million in respect of this paragraph (d); and

                       (e) if after the date hereof and prior to Shareholder Approval a Specified Dexter Acquisition Proposal is publicly disclosed (or any previously made Dexter Acquisition Proposal is renewed in such a manner as to constitute a Specified Dexter Acquisition Proposal) and this Agreement is subsequently terminated pursuant to Section 9.1(b) or
Section 9.1(e), and if within 12 months following such termination Seller either enters into a definitive agreement providing for, or consummates, a Dexter Acquisition Transaction as a result of which shareholders of the Seller would be entitled to receive (in the case of a definitive agreement), or receive, aggregate average consideration with a fair market value per share exceeding $45 (appropriately adjusted for stock splits, stock dividends, recapitalizations or similar transactions and taking into account any extraordinary dividends or amounts paid in issuer tender offers or other extraordinary amounts received with respect to Seller shares after the date hereof), then within 2 business days following such event the Seller shall pay the Buyer a fee of $8 million, less any amounts paid or payable pursuant to paragraph (d) above.

                                 Article X

                          MISCELLANEOUS PROVISIONS

                  10.1 Delivery of Schedules. The schedules required to be delivered pursuant to this Agreement are being delivered simultaneously with the execution and delivery of this Agreement.

                  10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer at any time prior to the Effective Time with respect to any of the terms contained herein.

                  10.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

                  10.4 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person (other than the parties to this Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

                  10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                       (a) if to the Seller, to

                           Dexter Corporation
                           One Elm Street
                           Windsor Locks, Connecticut 06096-2334
                           Attention: General Counsel
                           Telecopy: (860) 292-7669

                           with a copy to

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036-6522
                           Telecopy:  (212) 735-2000
                           Attention: J. Michael Schell, Esq.
                                      Margaret L. Wolff, Esq.

                       (b) if to the Buyer, to

                           Ahlstrom Paper Group, Oy
                           P.O. Box 329
                           Etelaesplanadi 14
                           FIN - 00101 Helsinki
                           Finland
                           Telecopy: 011-358-9-503-9789
                           Attention:  Legal Department -
                                         Gustav Adlercreutz, Esq.

                           with a copy to

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 10006
                           Telecopy:  (212) 255-3999
                           Attention:  Richard S. Lincer, Esq.


                  10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign its rights to purchase the Nonwovens Assets to one or more of its wholly owned subsidiaries, as provided in Section 10.7.

                  10.7 Designated Subsidiary. Anything in this Agreement to the contrary notwithstanding, the Seller agrees that the Buyer may cause one or more of its wholly owned subsidiaries designated by the Buyer to carry out all or part of the transactions contemplated by this Agreement; provided, however, that no such designation shall affect or diminish the liability of the Buyer under this Agreement.

                  10.8 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement:
(i) the term "person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" when used in reference to any person shall mean any other corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such other corporation are owned directly or indirectly by such person; (iii) the term "affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; and (iv) the term "business day" means a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

                  10.11 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement, dated March 16, 2000 between the Buyer and the Seller, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

                  10.12 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

                                Article XI

                                  SURVIVAL

                  11.1 Survival. All of the representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement will survive the Closing and continue in full force and effect until 9 months after the Closing (the "Survival Period"). If any claim (including any Tax Claim or Environmental Claim) is made in writing during the Survival Period, the representations and warranties shall survive thereafter solely for purposes of resolving such claim. The parties' respective obligations with respect to covenants, Nonwovens Liabilities and Excluded Liabilities shall not be subject to any Survival Period.

                  11.2 Indemnification Provisions for the Benefit of the Buyer.

                       (a) In the event of the breach (or in the event a third party alleges facts that, if true, would mean that there has been a breach) of any of the representations, warranties or covenants of the Seller, any of the Nonwovens Subsidiaries or any other subsidiary of the Seller, contained in this Agreement or in any certificate delivered by the Seller pursuant to this Agreement and provided that the Buyer makes a written claim for indemnification pursuant hereto within the applicable survival period, then the Seller agrees to defend, indemnify and hold harmless the Buyer from and against all Damages the Buyer suffers resulting from, arising from, arising out of, relating to, in the nature of or caused by such event; provided, however, that the Seller shall have no liability with respect to any Damages pursuant to this Section 11.2(a) unless and until the aggregate of all claims for Damages hereunder and under Section 11.2(b) exceeds $250,000 and shall thereafter be liable only for the amount of Damages in excess of $250,000 in the aggregate; provided, further, that any indemnity with respect to income Taxes (including the survival period with respect thereto) shall be governed solely by Section 8.2.

                       (b) The Seller agrees to defend, indemnify, and hold harmless the Buyer from and against all Damages the Buyer suffers, to the extent (except as provided in (iv) below) arising from or relating to acts, omissions, conditions or circumstances occurring or existing prior to or as of the Closing, and whether or not disclosed in Schedule 3.21(b) or otherwise, for:

                  (i) any Environmental Claim with respect to the Nonwovens Business;

                  (ii) any notification, investigation, monitoring, or remediation of, or other response to, any emission, discharge, release or threatened release, or presence in the environment of Hazardous Material, whether on-site or off-site, with respect to the Nonwovens Business, to the extent required pursuant to Environmental Law in effect as of the Closing but specifically excluding (y) any such activities required to maintain compliance with a permit or other Environmental Law with which the Seller was in compliance prior to and as of the Closing, or (z) any baseline investigation or similar investigative activity required after the Closing in connection with application for an IPPC or other permit in the ordinary course of business;

                  (iii) any failure of the Seller or its subsidiaries or the Nonwovens Business to comply, on or prior to the Closing, with any applicable Environmental Law or Environmental Permit, including without limitation Damages relating to any fines and penalties and to any action necessary to enable the Nonwovens Business to come into compliance based on the nature of the operations of the Nonwovens Business as of the Closing with applicable Environmental Laws in effect as of the Closing; and

                  (iv) non-income Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business (including the Nonwovens Subsidiaries) with respect to any taxable period or portion thereof that ends on or before the Effective Time, to the extent that such non-income Taxes arise after the Effective Time or were otherwise not reflected on the Closing Date Balance Sheet (a "Tax Claim").

The Seller shall have no obligation to defend, indemnify or hold harmless the Buyer pursuant to this Section 11.2(b) unless and to the extent that the Buyer makes a written claim for indemnification from the Seller within 9 months from the Closing; provided, however, that the Seller shall have no liability with respect to any Damages pursuant to this Section 11.2 unless and until the aggregate of all claims for Damages hereunder and under
Section 11.2(a) exceeds $250,000 and shall thereafter be liable only for
(x) the amount of Damages in excess of $250,000 in the aggregate and (y) in the case of Damages of the type described in clause (i), (ii) and (iii) above, 75% of such excess.

                       (c) The parties shall promptly agree on the amount of the escrow to be retained for the satisfaction of any claim presented by Buyer to Seller in accordance with the terms of this indemnity. In the event the parties cannot agree within 30 days after presentation of a claim of the type described in clause (i), (ii) or (iii) of Section 11.2(b), the parties shall mutually appoint a qualified environmental consultant to make such determination. In the event that the parties cannot agree upon a consultant, each party shall appoint its own consultant, and those consultants shall jointly appoint a third consultant, who shall then make such determination. In the event the appointed consultants shall fail to agree, the dispute shall be subject to final and binding arbitration in New York, New York under and in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce's International Court of Arbitration (the "ICC") then in effect.

                  11.3 Indemnification Provisions for the Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations and warranties contained in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement and provided that the Seller makes a written claim for indemnification against the Buyer pursuant hereto within the applicable survival period, then Purchaser agrees to defend, indemnify, and hold harmless the Seller and the Nonwovens Subsidiaries from and against the entirety of any Damages that the Seller and the Nonwovens Subsidiaries suffer resulting from, arising out of, relating to, in the nature of or caused by such event; provided, however, that the Seller shall have no liability with respect to any Damages pursuant to this Section 11.3 unless and until the aggregate of all claims for Damages hereunder exceeds $250,000 and shall thereafter be liable only for the amount of Damages in excess of $250,000 in the aggregate.

                  11.4 Matters Involving Third Parties. If any third party notifies any party hereto (the "Indemnified Party") in writing of the assertion, or threatened assertion, of any claim with respect to which indemnification is reasonably likely to be claimed by the Indemnified Party against any other party hereto (the "Indemnifying Party") under this
Article XI (the "Third Party Claim"), then the Indemnified Party will notify the Indemnifying Party thereof promptly after receiving such written notice from the aforesaid third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. The Indemnified Party may (through counsel reasonably satisfactory to the Indemnifying Party) participate at its own expense in (but not control) the Third Party Claim if it notifies the Indemnifying Party in writing of its intention so to participate on or before the tenth (10th) day following the date on which notice of such Third Party Claim was given to the Indemnifying Party. The Indemnified Party shall cooperate fully in the defense of the Third Party Claim as and to the extent reasonably requested by the Indemnifying Party (such cooperation shall include the retention and, upon the request of the Indemnifying Party, the provision to such party of records and information which are reasonably relevant to such claim or demand and making himself or his employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  11.5 Statements as Representations. All statements contained herein or in any schedule or certificate delivered pursuant to this Agreement shall be deemed representations and warranties as such term is used in this Agreement.

                  11.6 Limitation on Indemnification. Notwithstanding anything contained in this Agreement or the escrow agreement to be entered into between the Buyer and the Seller in the form attached as Exhibit D to the contrary, in no event shall the Seller be required to indemnify any person pursuant to Section 11.2 or the Escrow Agreement for any Damages exceeding the Escrow Amount.


                  IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                         AHLSTROM PAPER GROUP OY


                                         By: /s/ Gustav Adlercreutz
                                            ---------------------------------
                                            Name:   Gustav Adlercreutz
                                            Title:  General Counsel


                                         By: /s/ Jukka Moisio
                                            ---------------------------
                                            Name:   Jukka Moisio
                                            Title:  Chief Financial Officer


                                         DEXTER CORPORATION


                                         By: /s/ K. Grahame Walker
                                            --------------------------------
                                            Name:  K. Grahame Walker
                                            Title: Chairman and CEO